NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (May 28, 2010) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended December 31, 2009, of $1,329,000 or $0.17 per share. This compares to net income of $6,088,000 or $0.77 per share for the quarter ended September 30, 2009, and compares to net income of $3,648,000 or $0.46 per share for the quarter ended December 31, 2008.

     The Company recorded an impairment charge of $2 million ($1.2 million, net of tax, or $0.16 per share) on its investment in LLCs during the quarter ended December 31, 2009.

     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)



NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended
                                        -------------------------------------
                                         12/31/09      9/30/09      12/31/08
                                        -------------------------------------
EARNINGS DATA:
Net interest income                    $   13,805       13,629       10,582
Provision for loan losses                   9,000        6,000          250
Non-interest income                        10,200       13,323        5,199
Non-interest expense                       13,657       11,541        9,599
Income tax expense                             19        3,323        2,284
                                           -------      -------      -------
   Net income                          $    1,329        6,088        3,648
                                           =======      =======      =======
FINANCIAL CONDITION DATA:
Total assets                           $ 1,527,170    1,559,562    1,526,454
Total loans and mortgage-backed
  and related securities                 1,381,240    1,378,036    1,415,784
Customer and brokered deposit
  accounts                                 872,357      904,625      835,232
Stockholders' equity                       164,852      166,388      154,397


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     20.95        21.15        19.62
Earnings per share                            0.17         0.77         0.46
Cash dividends paid per share                 0.225        0.225        0.225


Return on assets (annualized net income
  divided by total average assets)           0.34%        1.53%        0.96%

Return on equity (annualized net income
  divided by average stockholders' equity)   3.21%       14.83%        9.51%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614
